UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/22/2008

HouseValues, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

We hereby incorporate by reference the disclosure regarding preliminary operating results for the fourth quarter and year ended December 31, 2007 under Item 2.05 of this Form 8-K.

Item 2.05.    Costs Associated with Exit or Disposal Activities

HouseValues, Inc. implemented a restructuring of the company's workforce based on a plan approved on January 22, 2008.

The workforce restructuring, effective on January 23, 2008, reduced headcount by approximately 45 employees. In connection with the restructuring, the company also announced a transition related to the resignation of Executive Vice President and Chief Financial Officer R. Barry Allen that will be effective upon filing of its 2007 annual report on Form 10-K. Mr. Allen will remain with the company through that transition period. Effective upon Mr. Allen's departure, the company has named as Chief Financial Officer Jacqueline Davidson, who has served as the company's Vice President of Finance since 2004. These cost-reduction measures are in recognition of real estate market trends and the effect they are having on the company's business.

HouseValues expects to realize about $5 million in savings to its expense structure on an annualized basis as a result of these efforts. The company will incur cash severance charges of approximately $0.6 million, and additional accelerated vesting charges ranging from $0.2 - $0.5 million related to equity compensation in the first quarter of 2008.

Additionally, HouseValues expects to leverage technology and features acquired as part of the Realty Generator purchase across its core business, a move that the company believes will lead to lower ongoing technology operating and maintenance costs, enhanced product features, and more rapid innovation.

The company anticipates a net loss for the fourth quarter and for the year that is expected to include significant non-cash charges to reduce deferred tax assets and other long-lived assets. HouseValues expects positive Adjusted EBITDA for both the fourth quarter and year on fourth quarter revenue of approximately $12 million.

Discussion of Non-GAAP measure: Adjusted EBITDA from continuing operations is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "Adjusted EBITDA" refers to a financial measure that the company defines as earnings before impairment charges, results of discontinued operations, net interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. The company believes Adjusted EBITDA to be relevant and useful information for investors as this measure is an integral part of the company's internal management reporting and planning process and is the primary measure used by its management to evaluate operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which the company's operating managers are responsible and upon which the company evaluates their performance, and the company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors.

Forward Looking Statements: This report contains forward looking statements relating to the company's anticipated plans, products, services, and financial performance. The words "believe," "expect," "anticipate," "intend" and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company's actual results include its ability to realize the benefits from its restructuring plan, to assess that the cost restructuring is appropriate to current and future real estate market conditions, to implement new technology and features more broadly across the company's products, and to effectively lower technology costs, enhance product features, and increase its pace of innovation. Please refer to the company's 2006 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today's date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We hereby incorporate by reference the disclosure regarding resignation of the Company's Chief Financial Officer under Item 2.05 of this Form 8-K.

As disclosed under Item 2.05 of this Form 8-K, Jacqueline Davidson was appointed to serve as the company's Chief Financial Officer effective upon Mr. Allen's departure from the company. Ms. Davidson, 47, has served as the Company's Vice President of Finance since November 2004. She has over 15 years of experience in senior financial management roles. From 2003 to 2004, Ms. Davidson served as Chief Financial Officer of Larry's Markets, Inc., a regional supermarket chain. She served as Vice President of Finance of Penford Corporation, a manufacturer of specialty natural-based ingredient systems from 2001 to 2002. Ms. Davidson is a CPA, holds a B.A. in Business Administration from Washington State University and started her career at Price Waterhouse.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.

Date: January 23, 2008	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Vice President of Finance